Exhibit 10.1

SECOND AMENDMENT TO THE

AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

Article 2 of the Amgen Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2005, (the “Plan”) is hereby amended by adding the following new Section 2.5 to the Plan immediately following Section 2.4 thereof:

“2.5	Special Transition Rules for 2005. Notwithstanding any provision of the Plan to the contrary, in accordance with uniform and nondiscriminatory rules established by the Committee or its delegate and in accordance with Internal Revenue Service guidance issued under Code Section 409A, Participants in the Plan shall be permitted to take the following actions under the Plan:

(a)	Each Participant shall be permitted to elect to receive a distribution of his or her Annual Deferral Amount credited under the Plan, as adjusted for earnings and losses, during the election period prescribed by the Committee or its delegate, which election period shall end no later than December 31, 2005. If the Participant elects to receive such distribution, his or her account balance attributable to the Annual Deferral Amount shall be distributed no later than December 31, 2005 and any outstanding deferral election for the remainder of 2005 in effect on the date of such distribution (including any election to defer 2005 Annual Bonus, payable in 2006) shall be cancelled. In no event may a Participant elect to receive a distribution of amounts attributable to the Annual Company Contribution Amount under this paragraph 2.5(a).

(b)	No later than March 15, 2005, a Participant may elect to revoke a make whole deferral election previously made with respect to the 2005 Plan Year under Section 3.4 of the Plan. Also no later than March 15, 2005, a Participant may elect to revise a make whole deferral election previously made with respect to the 2005 Plan Year under Section 3.4 of the Plan to elect a specified date in 2005 as of which such deferral election shall take effect, and to specify the amount of such deferral.

(c)

Participants shall be permitted to make a single distribution election with respect to all amounts deferred under the Plan prior to 2005, including deferrals of 2004 Annual Bonus payable in 2005. For Plan Years beginning January 1, 2005 and after, a Participant shall be permitted a separate distribution election with respect to each Plan Year’s deferrals. Distribution elections, and any changes to previous distribution elections, for amounts deferred prior to 2005 and for the 2005 Plan Year, shall be made during the election period(s) specified by the Committee or its delegate, which election period shall end no later than December 31, 2006. Distribution elections for Plan Years beginning after 2005 shall be made at the same time as the deferral election for such Plan Year and may only be changed after such date to the extent permitted under the terms of the Plan and Code Section 409A.”

To record this Second Amendment to the Plan as set forth herein, the Company has caused its Authorized Officer to execute this document this 21st day of November, 2005.

AMGEN INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources